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                                                                    Exhibit 23.1

                              Consent of KPMG LLP

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Interactive Network Inc.

We consent to the Incorporation by reference in the registration statements on Form S-8, dated March 14, 2000 of Interactive Network, Inc. of our report dated March 5, 1999, with respect to the consolidated balance sheets of Interactive Networks, Inc. and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998 which report appears in the Form 10-k of Interactive Network, Inc. dated March 30, 1999.


                                        /s/ KPMG LLP


Mountain View, California.
March 10, 2000